Exhibit 2.1

State of Delaware

Secretary of State

Division of Corporations.

Delivered 04:09 P 09/29/2020

FILED 04:09 PM 09/29/2020

SR 20207545975 - File Number 6088696

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LUX FLOORING INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

LUX FLOORING INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HEREBY CERTIFY:

1.	That the name of this corporation is LUX FLOORING INC., and that this corporation was originally incorporated under such name. The original Certificate of Incorporation was filed with the office of the Secretary of State of Delaware on July 6, 2016.
2.	That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is: LUX FLOORING INC.

SECOND: Its registered office in the State of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is Sixty Million (60,000,000) shares of which Forty Million (40,000,000) shares shall be Common Stock, par value $0.00001 per share and Twenty Million (20,000,000) shares shall be Preferred Stock, par value $0.00001 per share. Series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board of Directors pursuant to the authority given in this paragraph. The number of authorized shares of any class or series of stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law, but not below the number of shares thereof then outstanding or, in the case of Common Stock, required to be reserved for the conversion of any convertible securities or the exercise of any options or other instruments, in either case which are convertible or exercisable into shares of Common Stock.

Effective upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, a 2,000-for-1 forward stock split for each share of Common Stock outstanding immediately prior to such time shall automatically and without any action of the part of the holders thereof occur (the “Forward Stock Split”). The par value of such shares of Common Stock shall be reduced to $0.00001 per share. Each share of Common Stock outstanding immediately prior to the filing of this Amended and Restated Certificate of Incorporation, whether certificated or uncertificated, shall immediately after the filing of this Amended and Restated Certificate of Incorporation represent instead the number of shares and par value of Common Stock as provided above.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH: This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

EIGHTH: The corporation reserves the right to amend or repeal any provision in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of Delaware.

NINTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

IN WITNESS WHEREOF, LUX FLOORING INC. has caused this Amended and Restated Certificate of Incorporation to be signed by Benjamin Weinstein, a duly authorized officer of the Corporation, on September 28, 2020.

/s/ Benjamin Weinstein
Benjamin Weinstein, President